EXHIBIT 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 – USA	CONTACT: Ron Lataille

FOR IMMEDIATE RELEASE
November 4, 2004

UFPT ANNOUNCES STRONG 3RD QUARTER RESULTS; CONTINUES DOUBLE-DIGIT
SALES GROWTH

Georgetown, Mass. (November 4, 2004).  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and specialty products, today reported a net profit of $190,000 or $0.04 per diluted common share outstanding for the quarter ended September 30, 2004.  This compares to a net profit of $41,000 or $0.01 per diluted common share outstanding, in the same period last year. For the quarter, sales increased 10.0% to $17.7 million, from $16.1 million last year.  For the nine-month period ended September 30, 2004, sales increased 10.4 % to $50.4 million from $45.7 million a year ago.  The Company reported a net profit of $461,000 or $0.09 per diluted common share outstanding for the nine-month period, compared to a net loss of ($423,000) or ($0.09) per diluted common share outstanding for the same period last year. Results for the third quarter and the nine months ended September 30, 2004 include the benefit of a successful negotiation to terminate the Company’s lease obligation at its closed Visalia, California, location. The agreement will save the Company approximately $280,000 in cash payments over the next several years.

“We are pleased with our continued improvement at both the top and bottom lines,” said R. Jeffrey Bailly, President and Chief Executive Officer.  “Successful initiatives in marketing and sales have resulted in yet another quarter of double-digit sales growth. With our more efficient plant structure in place, this growth is translating into greater profitability.”

“We remain on track to launch our large automotive program later this year,” continued Mr. Bailly.  “This, combined with our solid internal sales growth trend, particularly in the medical and military markets, makes us optimistic about operating results in 2005 and beyond.”

UFP Technologies is an innovative designer and manufacturer of a broad range of high performance cushion foam and molded fiber packaging products, and specialty foam and plastic products for industrial and consumer markets.  The Company’s Packaging division is a leader in the emerging market for environmentally sound molded fiber interior packaging.

This news release contains forward-looking information that involves risks and uncertainties, including statements about expected improved results from the company’s investments, expected sales growth trends, particularly in the medical and military markets, the expected impact of the company’s automotive program, and the expected timing of the launch of the automotive program.  The company cannot guarantee that it will benefit at all from the automotive program.  The automotive program relies upon a contract with an automotive supplier that is terminable by the automotive supplier for any reason, subject to a cancellation charge. The company’s revenues are directly dependent on the ability of the automotive supplier in the automotive program to develop, market, and sell its products in a timely, cost-effective manner. If the automotive supplier’s needs decrease over the course of the contract, the company’s estimated revenues from this contract may also decrease. Even if the company generates revenue from the project, the company cannot guarantee that the project will be profitable, particularly if revenues from the contract are less than expected. Investors are cautioned that such forward-looking statements involve other risks and uncertainties, including the ability of the company to achieve positive results due to competition, evolving customer requirements, difficulties in integrating acquired businesses and product lines, difficulties associated with the roll out of new products and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the company’s expectations as of the date of this press release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Operations

($ in thousands, except Per Share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	30-Sep-04	30-Sep-03	30-Sep-04	30-Sep-03
Net sales	$17,658	$16,056	$50,419	$45,654
Cost of sales	14,440	12,904	40,298	37,502
Gross profit	3,218	3,152	10,121	8,152
SG&A	2,990	2,906	9,090	8,232
Restructuring charge	(280)	—	(280)	—
Operating income (loss)	508	246	1,311	(80)
Interest expense, other income & expenses	201	184	571	560
Income (loss) before income taxes	307	62	740	(640)
Income taxes	117	21	279	(217)
Net income (loss)	$190	$41	$461	$(423)
Weighted average diluted shares outstanding	5,049	4,601	4,954	4,479
Per Share Data
Net income (loss)	$0.04	$0.01	$0.09	$(0.09)

Consolidated Condensed Balance Sheets

($ in thousands)

(Unaudited)

	30-Sep-04	31-Dec-03
Assets:
Current assets	$17,924	$15,835
Net property, plant, and equipment	11,020	11,473
Other assets	9,366	9,441
Total assets	$38,310	$36,749
Liabilities and stockholders' equity:
Current liabilities	$16,060	$14,626
Long-term debt	7,646	8,119
Other liabilities	1,272	1,313
Total liabilities	$24,978	$24,058
Total stockholders' equity	13,332	12,691
Total liabilities and stockholders' equity	$38,310	$36,749